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                                                          EXHIBIT 99

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                                                     SOLUTIA INC.

                                CALCULATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                                (DOLLARS IN MILLIONS)

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                                     FOUR MONTHS                                                      NINE MONTHS
                                        ENDED                                                            ENDED
                                 DECEMBER 31, 1997(1)       1998         1999         2000         SEPTEMBER 30, 2001
                                 --------------------       ----         ----         ----         ------------------
Income from continuing
  operations, before income
  taxes and equity earnings
  from affiliates(2).......              $ 37               $350         $267         $  6                $ 35

Add:
    Fixed charges..........                22                 58           62          114                  77
    Amortization of
      capitalized
      interest.............                 2                  7            7            7                   6
    Dividends from
      affiliated
      companies............                14                 37           60           45                   6

Less:
    Interest capitalized...                (4)                (6)         (13)         (18)                 (2)
                                         ----               ----         ----         ----                ----
        Income as
          adjusted.........              $ 71               $446         $383         $154                $122
                                         ====               ====         ====         ====                ====

Fixed charges:
    Interest expensed and
      capitalized..........                19                 49           53          101                  68
    Amortization of debt
      premium..............               --                 --           --           --                  --
    Estimate of interest
      within rental
      expense..............                 3                  9            9           13                   9
                                         ----               ----         ----         ----                ----
        Fixed charges......              $ 22               $ 58         $ 62         $114                $ 77
                                         ====               ====         ====         ====                ====

Ratio of Earnings to Fixed
  Charges..................              3.23               7.69         6.18         1.35                1.58
                                         ====               ====         ====         ====                ====

-------
(1) The ratio of earnings to fixed charges for the periods before September 1, 1997 was not calculated. Historical computation of earnings to fixed charges is not considered meaningful before that date because Solutia was not an independent company and Monsanto Company did not allocate debt to Solutia.

(2) Includes restructuring and other unusual items of $122 million for the year ended December 31, 2000, $61 million for the year ended December 31, 1999, and $72 million for the four months ended December 31, 1997. For the nine months ended
    September 30, 2001, amount includes a gain of $28 million that resulted from an insurance settlement.
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